ISSN 1718-8369	Exhibit 99.9

Volume 9, number 5	December 19, 2014
AS AT SEPTEMBER 30, 2014

Highlights for September 2014

—    Budgetary revenue totalled $6.2 billion in September, up $52 million compared to last year. Own-source revenue was $4.9 billion, up $94 million, while federal transfers totalled $1.3 billion, a decrease of $42 million.

—    Program spending amounted to $5.0 billion, up $26 million over last year.

—    Debt service stood at $668 million, down $67 million from last year.

—    Taking into account the deposit of $103 million in the Generations Fund, the monthly budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $661 million for September 2014.

On the basis of the cumulative results as at September 30, 2014, the budgetary balance within the meaning of the Balanced Budget Act was in surplus by $43 million.

Summary of consolidated budgetary transactions (millions of dollars)	(Unaudited data)

	September		April to September			Update on Québec’s Economic and Financial Situation December 2014
	2013 (1)	2014	2013-2014 (1)	2014-2015	Change %	2014-2015	Forecast growth %

Budgetary revenue

Own-source revenue	4 771	4 865	25 547	26 352	3.2	54 413	2.2

Federal transfers	1 381	1 339	8 199	8 281	1.0	16 812	1.7

Total	6 152	6 204	33 746	34 633	2.6	71 225	2.1

Budgetary expenditure

Program spending	–4 941	–4 967	–30 637	–31 188	1.8	–65 704	2.1

Debt service	–735	–668	–4 218	–4 111	-2.5	–8 430	-0.0

Total	–5 676	–5 635	–34 855	–35 299	1.3	–74 134	1.9

Consolidated entities(2)

Non-budget-funded bodies and special funds	1	112	551	788	—	639	—

Health and social services and education networks	–33	–20	–85	–79	—	–80	—

Generations Fund	81	103	497	572	—	1 285	—

Total	49	195	963	1 281	—	1 844	—

Surplus (Deficit)	525	764	–146	615	—	–1 065	—

Balanced Budget Act							—

Deposits of dedicated revenues in the Generations Fund	–81	–103	–497	–572	—	–1 285	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	444	661	–643	43	—	–2 350	—

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes that the Ministère de l’Éducation, du Loisir et du Sport (MELS) and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science (MESRS) made in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Details of transactions by type of entity are presented on page 6 of this report.

❑	Cumulative results as at September 30, 2014

¡	Budgetary balance

For the period from April to September 2014, the budgetary balance within the meaning of the Balanced Budget Act was in surplus by $43 million.

For fiscal 2014-2015 as a whole, the December 2014 Update on Québec’s Economic and Financial Situation provides for a budgetary balance in deficit by $2.4 billion.

¡	Budgetary revenue

As at September 30, 2014, budgetary revenue amounted to $34.6 billion, $887 million more than as at September 30, 2013.

—	Own-source revenue stood at $26.4 billion, up $805 million from the same time last year.

—	Federal transfers amounted to $8.3 billion, up $82 million compared to September 30, 2013.

¡	Budgetary expenditure

Budgetary expenditure as of the beginning of the fiscal year totalled $35.3 billion, an increase of $444 million, or 1.3%, over last year.

For the fiscal year, program spending rose by $551 million, or 1.8%, reaching $31.2 billion. The most significant changes were in the Health and Social Services ($353 million) and Education and Culture ($127 million) missions.

Debt service amounted to $4.1 billion, a decrease of $107 million, or 2.5%, compared to last year.

¡	Consolidated entities

As at September 30, 2014, the results of consolidated entities showed a surplus of $1.3 billion. These results included:

—	a surplus of $788 million for non-budget-funded bodies and special funds;

—	dedicated revenue of $572 million for the Generations Fund;

—	a $79-million deficit for the health and social services and education networks.

¡	Net financial requirements

As at September 30, 2014, consolidated net financial requirements stood at $2.9 billion, an increase of $613 million compared to last year. Net financial requirements reflect the current budgetary balance as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions (millions of dollars)				(Unaudited data)
	September			April to September
	2013 (1)	2014	Change	2013-2014 (1)	2014-2015	Change
Budgetary revenue

Own-source revenue	4 771	4 865	94	25 547	26 352	805

Federal transfers	1 381	1 339	–42	8 199	8 281	82

Total	6 152	6 204	52	33 746	34 633	887

Budgetary expenditure

Program spending	–4 941	–4 967	–26	–30 637	–31 188	–551

Debt service	–735	–668	67	–4 218	–4 111	107

Total	–5 676	–5 635	41	–34 855	–35 299	–444

Consolidated entities(2)

Non-budget-funded bodies and special funds	1	112	111	551	788	237

Health and social services and education networks	–33	–20	13	–85	–79	6

Generations Fund	81	103	22	497	572	75

Total	49	195	146	963	1 281	318

Surplus (Deficit)	525	764	239	–146	615	761

Consolidated non-budgetary surplus (requirements)	2 055	644	–1 411	–2 150	–3 524	–1 374

CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	2 580	1 408	–1 172	–2 296	–2 909	–613

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes that the Ministère de l’Éducation, du Loisir et du Sport (MELS) and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science (MESRS) made in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Details of transactions by type of entity are presented on page 6 of this report.

General fund revenue
(millions of dollars)						(Unaudited data)
	September					April to September
Revenue by source	2013		2014		Change %	2013-2014		2014-2015		Change %

Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	2 191		2 028		–7.4	9 655		9 651		0.0

Contributions to Health Services Fund	582		577		–0.9	3 328		3 390		1.9

Corporate taxes	184		282		53.3	1 311		1 507		15.0

Consumption taxes	1 486		1 546		4.0	8 587		8 974		4.5

Other sources	56		161		187.5	793		952		20.1

Total own-source revenue excluding government enterprises	4 499		4 594		2.1	23 674		24 474		3.4

Revenue from government enterprises	272		271		–0.4	1 873		1 878		0.3

Total own-source revenue	4 771		4 865		2.0	25 547		26 352		3.2

Federal transfers

Equalization	653		774		18.5	3 917		4 643		18.5

Health transfers	445		403	(1)	–9.4	2 587		2 416	(1)	–6.6 (1)

Transfers for post-secondary education and other social programs	128		132		3.1	772		793		2.7

Other programs	69		30		–56.5	405		429		5.9

Subtotal	1 295		1 339		3.4	7 681		8 281		7.8

Harmonization of the QST with the GST – Compensation	86	(2)	—		—	518	(2)	—		—

Total federal transfers	1 381		1 339		–3.0	8 199		8 281		1.0

BUDGETARY REVENUE	6 152		6 204		0.8	33 746		34 633		2.6

(1)

In accordance with the policy directions of Budget 2014-2015, tabled on June 4, 2014, $430 million in health transfers was earmarked in 2014-2015 for the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. That allocation is spread over 2014-2015, at $36 million a month, and has already been deducted from the health transfers. Were it not for the allocation, the change would be 1.7% instead of -6.6%.

(2)

Revenue from federal compensation for sales tax harmonization is recorded as compensation funded spending is recognized. Consequently, the payment of $1 467 million in that respect in 2013-2014 was spread over 2013-2014 at the rate, at $86 million a month, for debt service expenditure. The allocation of $430 million in compensation to the FINESSS was also spread over the 2013-2014 fiscal year, at $36 million a month.

General fund expenditure (millions of dollars)				(Unaudited data)
	September			April to September
Expenditure by mission	2013 (1),(2)	2014	Change %	2013-2014 (1),(2)	2014-2015	Change %

Program spending

Health and Social Services	2 290	2 295	0.2	15 296	15 649	2.3

Education and Culture	1 541	1 534	–0.5	7 684	7 811	1.7

Economy and Environment	296	292	–1.4	2 543	2 483	–2.4

Support for individuals and families	514	537	4.5	3 136	3 236	3.2

Administration and Justice	300	309	3.0	1 978	2 009	1.6

Total program spending	4 941	4 967	0.5	30 637	31 188	1.8

Debt service	735	668	–9.1	4 218	4 111	–2.5

BUDGETARY EXPENDITURE	5 676	5 635	–0.7	34 855	35 299	1.3

(1)

For comparison purposes, spending for 2013-2014 was adjusted to take into account the changes that the Ministère de l’Éducation, du Loisir et du Sport (MELS) and the Ministère de l’Enseignement supérieur, de la Recherche et de la Science (MESRS) made in the monthly transfer expenditure apportionment rates for private institutions, as well as the actual results of all non-budget-funded bodies and special funds.

(2)	Certain spending was reclassified between missions to take into account the transition to the 2014-2015 budgetary structure as of September 2014.

Detailed information on the transactions of consolidated entities
(millions of dollars)						(Unaudited data)
	September 2014

	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total

Revenue	928	103	34	354	1 842	—	3 261	–1 812	1 450

Expenditure

Expenditure	–704	—	–34	–354	–1 698	–20	–2 810	1 720	–1 091

Debt service	–183	—	—	—	–73	—	–256	92	–164
Total	–887	—	–34	–354	–1 771	–20	–3 066	1 812	–1 255
RESULTS	41	103	—	—	71	–20	195	—	195
	April to September 2014

	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total

Revenue	5 521	572	409	2 899	11 337	—	20 738	–11 287	9 451

Expenditure

Expenditure	–4 021	—	–409	–2 899	–10 526	–79	–17 934	10 745	–7 189

Debt service	–1 049	—	—	—	–474	—	–1 523	542	–981
Total	–5 070	—	–409	–2 899	–11 000	–79	–19 457	11 287	–8 170
RESULTS	451	572	—	—	337	–79	1 281	—	1 281
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

The next monthly report, as at October 31, 2014, will be published on January 30, 2015.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is available on the Ministère des Finances website: www.finances.gouv.qc.ca.